UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2007

PSIVIDA LIMITED

(Exact name of registrant as specified in its charter)

Western Australia, Commonwealth of Australia	000-51122	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 12 BGC Centre

28 The Esplanade

Perth WA 6000

Australia

400 Pleasant Street

Watertown, MA 02472

U.S.A.

(Address of principal executive offices)

Registrant’s telephone number, including area code (617) 926-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneous satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e04(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On October 25, 2007, the board of directors of pSivida Limited (the “Company”) approved an amendment to the Company’s Code of Conduct that applies to the Company’s directors, officers and employees. The amendment to the Code of Conduct did not result in any waiver, explicit or implicit, of any provision of the Company’s previous Code of Conduct. The Code of Conduct was amended and restated to, among other things, clarify the following:

i.	The need for all employees to respond promptly and accurately to inquiries by the Company related to the Company’s public disclosure requirements;

ii.	The ability to anonymously report violations of the Code of Conduct and commitment that employees, officers, directors and agents will be protected from retaliation for good faith complaints;

iii.	The special role of the Managing Director, the Chief Financial Officer and other Accounting Department personnel in promoting integrity and ensuring that a culture exists throughout the Company that ensures fair and timely reporting of the Company’s financial results and condition;

iv.	That violations, including failures to report potential violations by others, will be viewed as severe disciplinary matters that may result in disciplinary action, including termination;

v.	That disciplinary actions may apply to supervisors who direct or approve employee’s improper actions or are aware of those actions but do not act appropriately to correct them or fail to exercise appropriate supervision; and

vi.	That the Company will not tolerate securities law violations.

In addition, a section was added to address processes for amending the Code of Conduct and the procedures for waivers with respect to directors, senior financial officers and executive officers.

This summary is qualified entirely by the full text of the amended and restated Code of Conduct filed herewith as Exhibit 14.1 to this Current Report on Form 8-K. The amended and restated Code of Conduct is also available on pSivida ‘s website at: http://www.psivida.com.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description

14.1	Amended and restated Code of Conduct.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSIVIDA LIMITED

Date:	October 29, 2007	By:	/s/ Michael J. Soja
		Name:	Michael J. Soja
		Title:	Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

No.	Description

14.1	Amended and restated Code of Conduct.